Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

PLACE OF INCORPORATION

Subsidiaries

AutoNavi International Limited.	BVI

AutoNavi Investment Limited.	BVI

AutoNavi Asia Limited.	Hong Kong

AutoNavi Japan Limited.	Japan

AutoNavi Information Technology Co., Ltd.	PRC

VIEs

AutoNavi Software Co., Ltd.	PRC

Beijing MapABC Technology Co., Ltd.	PRC

VIEs’ Subsidiaries

Beijing ADF Navigation Technology Co., Ltd.	PRC

Beijing Zhongke Puhui Technology Development Co., Ltd.	PRC

Beijing Xingtiandi Information Technology Co., Ltd.	PRC

Xiamen AutoNavi Software Co., Ltd.	PRC

Beijing Yadao Xingkong Advertising Co., Ltd.	PRC

Beijing Yadao Media & Culture Development Co., Ltd.	PRC

Shenzhen Xuancai Technology Co., Ltd.	PRC